Exhibit 3.2

SCHEDULE TO

ARTICLES OF AMENDMENT OF

FUSION PHARMACEUTICALS INC.

(the “Corporation”)

1.	The Articles of the Corporation be amended as follows:

A.	Authorized and Issued Capital

(a)	to create an unlimited number of Common Shares;

(a)	to create an unlimited number of Preferred Shares, issuable in one or more series;

(b)	to change each issued and outstanding Non-Voting Common Share into one (1) Voting Common Share

(c)	to change each ● issued and outstanding Class A Preferred Shares into one (1) Voting Common Share;

(d)	to change each ● issued and outstanding Class B Preferred Shares into one (1) Voting Common Share;[1]

(e)	to change each outstanding Voting Common Share into one (1) Common Share (being the Common Shares created and authorized pursuant to the amendments outlined herein);

(f)

to delete the authorized Common Shares (being the Common Shares authorized in the capital of the Corporation prior to giving effect to the amendments outlined herein), issuable in series, Class A Preferred Shares, Class A Special Voting Shares, Class B Preferred Shares and Class B Special Voting Shares, each in the capital of the Corporation, and all of the rights, privileges, restrictions and conditions attaching to them; and

(g)	to provide that the Common Shares and Preferred Shares, issuable in one or more series, shall have the rights, privileges, restrictions and conditions set out in Schedule I attached hereto;

with the result that, upon the issuance of a Certificate of Amendment effecting the foregoing, the authorized capital of the Corporation shall be (i) an unlimited number of Common Shares; and (ii) an unlimited number of Preferred Shares, issuable in one or more series.

[1]	Note: This assumes that all Special Voting Shares have been redeemed and cancelled at the time of this amendment.

SCHEDULE I

The total number of shares of all the classes of shares that Fusion Pharmaceuticals Inc. (the “Corporation”) shall have authority to issue is (i) an unlimited number of Common Shares (the “Common Shares”); and (ii) an unlimited number of Preferred Shares (the “Preferred Shares”), issuable in one or more series.

The following is a statement of the rights, privileges, restrictions and conditions of each class and series of shares in the capital of the Corporation.

A.	COMMON SHARES

1.	Voting Rights

Each holder of Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation, except meetings at which only holders of another particular class or series shall have the right to vote. At each such meeting, each Common Share shall entitle the holder thereof to one (1) vote.

2.	Dividends; Rights on Liquidation, Dissolution, or Winding-Up

The Common Shares shall be subject to and subordinate to the rights. privileges, restrictions and conditions attaching to the Preferred Shares and the shares of any other class ranking senior to the Common Shares, as to the right to receive dividends and to receive the remaining property and assets of the Corporation on the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs. For the avoidance of doubt, holders of Common Shares shall, subject always to the rights of the holders of Preferred Shares and the shares of any other class ranking senior to the Common Shares, be entitled to receive (i) such dividends as the board of directors of the Corporation (the “Board”) shall determine, and (ii) in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs, the remaining property and assets of the Corporation.

B.	PREFERRED SHARES

1.	Directors’ Authority to Issue in One or More Series

The directors of the Corporation may issue the Preferred Shares at any time and from time to time in one or more series.

2.	Terms of Each Series

Before the first shares of a particular series of Preferred Shares are issued, the Board shall fix the number of shares in such series and shall determine, subject to any limitations set out in the articles of the Corporation, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including, without limitation, any right to receive dividends (which may be cumulative, non-cumulative or partially cumulative and variable or fixed), the rate or rates, amount or method or methods of calculation of preferential dividends and whether such rate or rates, amount or method or methods of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the rights of redemption (if any) and the redemption price and other terms and conditions of redemption, the rights of retraction (if any) and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be provided to such holders in the future, the voting rights and the conversion or exchange rights (if any) and any sinking fund, purchase fund or other provisions attaching thereto.

3.	First Shares of Each Series

Before the issue of the first shares of a series of Preferred Shares, the Board shall send to the Ministry of Government and Consumer Services (or its successor) the articles of amendment containing a description of such series including the rights, privileges, restrictions and conditions determined by the Board.

4.	Ranking of Preferred Shares

No rights, privileges, restrictions or conditions attaching to a series of Preferred Shares shall confer upon a series a priority over any other series of Preferred Shares in respect of the payment of dividends or any distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation.

The Preferred Shares of each series shall rank pari passu with the Preferred Shares of every other series of Preferred Shares with respect to priority in the payment of dividends, the return of capital and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

5.	Priority

The Preferred Shares shall be entitled to priority over the Common Shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the Preferred Shares with respect to priority in the payment of dividends, the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs.

6.	Other Preferences

The Preferred Shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the Common Shares and over any other shares of the Corporation ranking junior to Preferred Shares as may be determined in the case of such series of Preferred Shares in accordance with paragraph 2.

7.	Participation

If any cumulative dividends or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding up of the Corporation in respect of a series of Preferred Shares are not paid in full, the Preferred Shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

8.	Voting Rights

Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of Preferred Shares, the holders of the Preferred Shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

9.	Conversion Right

The Preferred Shares of any series may be made convertible into or exchangeable for any other class of shares of the Corporation.

10.	Variation of Rights

The provisions attaching to the Preferred Shares as a class may be amended or repealed at any time with such approval as may then be required by law to be given by the holders of the Preferred Shares as a class.